Exhibit 10.46

AMENDMENT NO. 3 TO Amended and Restated Lease

This AMENDMENT NO. 3 TO LEASE (this “Amendment”) is made this 27th day of June, 2017 (the “Effective Date”), by and between 520 Pike Street, Inc., a Delaware corporation (“Landlord”), and Marchex, Inc., a Delaware corporation (“Tenant”).

RECITALS:

A.  Landlord and Tenant are parties to that certain Amended and Restated Lease dated June 4, 2009, as amended by that certain Amendment No. 1 to Amended and Restated Lease dated September 18, 2009, and as amended by that certain Amendment No. 2 to Office Lease dated December 2, 2010 (collectively, the “Lease”).  Pursuant to the Lease, Landlord has leased to Tenant Suites 1800, 1900, 2000, 2150 and 2050 (the “Original Premises”) located on the respective floors of the building commonly known as the 520 Pike Tower located at 520 Pike Street, Seattle, Washington (the “Building”).  The Building is situated on the land more particularly described in Exhibit A-1 attached hereto, and the Premises, after the Surrendered Premises (hereinafter defined) is removed from the Original Premises pursuant to this Amendment, are depicted in Exhibit A-2 attached hereto.  Capitalized terms used in this Amendment, but not defined herein, shall have the meanings ascribed to them in the Lease.

B.  The Lease by its terms shall expire on March 31, 2018 (“Prior Termination Date”).

C.The parties desire to surrender a portion of the Original Premises and to extend the term of the Lease, all on the following terms and conditions.

NOW, THEREFORE, in consideration of the above recitals which by this reference are incorporated herein, the mutual covenants and conditions contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:

1.Extension.  The term of the Lease is hereby extended for a period of eighty four (84) months and shall expire on March 31, 2025 (the “Extended Termination Date”), unless sooner terminated in accordance with the terms of the Lease.  That portion of the term of the Lease commencing on the day immediately following the Prior Termination Date (the “Extension Date”) and ending on the Extended Termination Date is sometimes referred to herein as the “Extended Term”.

2.Reduction of the Premises.  As of September 1, 2017 (the “Surrender Date”), the Premises and the Agreed Area of the Premises shall be reduced to 36,091 rentable square feet, comprised of Suites 1900 and 2000, by the surrender of Suite 1800 comprising approximately 17,302 rentable square feet, and Suite 2150 comprising approximately 9,392 rentable square feet (collectively, the “Surrendered Premises”).  Landlord shall incorporate Suite 2050 into Suite 2000, and any and all references to Suite 2050 in the Lease are hereby deleted from the Lease.  Tenant shall surrender to Landlord the Surrendered Premises in the condition required by the Lease on or before the Surrender Date, provided however, that if needed, Tenant shall have until no later than September 15, 2017 to remove Tenant's server equipment from the 18th floor.  Tenant acknowledges that any equipment remaining on the 18th floor after such date shall be treated like other personal property of Tenant that is left within the premises after the expiration or sooner termination of the Lease.

3.Fixed Rent.  As of the Surrender Date, Tenant shall pay to Landlord Fixed Rent for the Premises, as amended hereby, pursuant to the following schedule:

Period	Annual Rental Rate Per RSF	Annual Fixed Rent	Monthly Fixed Rent
September 1, 2017 – March 31, 2018	--	$1,150,212.00*	$95,851.00
April 1, 2018 – March 31, 2019	$40.00	$1,443,640.00	$120,303.33
April 1, 2019 – March 31, 2020	$41.20	$1,486,949.20	$123,912.43
April 1, 2020 – March 31, 2021	$42.44	$1,531,557.68	$127,629.81
April 1, 2021 – March 31, 2022	$43.71	$1,577,504.41	$131,458.70
April 1, 2022 – March 31, 2023	$45.02	$1,624,829.54	$135,402.46
April 1, 2023 – March 31, 2024	$46.37	$1,673,574.42	$139,464.54
April 1, 2024 – March 31, 2025	$47.76	$1,723,781.66	$143,648.47
*Based upon a 12-month calendar year.

All such Rent shall be payable by Tenant in accordance with the terms of the Lease.

4.Tenant’s Share.  For the period commencing on the Surrender Date and ending on the Extended Termination Date, Tenant’s Share is 9.0950%, based on the ratio of the Agreed Area of the Premises, which is amended to be 36,091 rentable square feet, to the Agreed Area of the Building, which is hereby amended to be 396,821 rentable square feet.

5.Taxes and Operating Expenses.  For the period commencing on the Extension Date and ending on the Extended Termination Date, Tenant shall pay Tenant’s Tax Payment and Tenant’s Operating Payment in accordance with the Lease, as amended hereby, except that the Base Year for the computation of Base Taxes and Base Operating Expenses shall be calendar year 2018.

6.  Condition of Premises; Landlord’s Contribution.  Except as provided otherwise in Exhibit B, Tenant accepts Premises in their “AS IS” condition, and Landlord has no obligation to perform any work, supply any materials, incur any expense or make any alterations or improvements to prepare the Premises for Tenant’s occupancy.  Landlord shall pay a sum of Nine Hundred Two Thousand Two Hundred Seventy Five and No/100 Dollars ($902,275.00)  (“Landlord’s Contribution”) toward the cost of further alterations to the Premises (“Initial Installations”), all as more specifically provided in the Work Letter attached to this Amendment as Exhibit B (“Work Letter”).  Landlord and Tenant acknowledge and agree that any work letter attached to the Lease is of no further force and effect and that the Work Letter attached hereto shall apply to the construction of any tenant improvements to the Premises desired to be made by Tenant during the one (1) year period ending on the first anniversary of the Extension Date, provided however, that if Tenant has not used the entire Landlord’s Contribution for the completion of the Initial Installments on or before such date, Tenant may elect to apply an amount not exceeding One Hundred Eighty Thousand Four Hundred Fifty Five and No/100 dollars ($180,455.00) of the remaining Landlord’s Contribution as a credit against Fixed Rent and any other payment obligations under the Lease.

7.Letter of Credit.  Effective as of the Extension Date, Article 27, “Security Deposit” is deleted, and the following provision, Article 27, “Letter of Credit,” is substituted therefor.  The parties acknowledge that Landlord is in possession of a Security Deposit in the amount of $143,729.21, which amount, or any remaining portion thereof, shall be returned to Tenant or before the Extension Date, provided however, that Tenant is not in default under the Lease.

Article 27. Letter of Credit

27.1Form of Letter of Credit; Letter of Credit Amount.  Tenant shall deliver to Landlord, as protection for the full and faithful performance by Tenant of all of its obligations under this Lease and for all losses and damages Landlord may suffer as a result of any breach or default by Tenant under this Lease, an irrevocable and unconditional negotiable standby letter of credit (the “Letter of Credit”), in the form attached hereto as Exhibit C and containing the terms required herein, payable in the City of Seattle, Washington, running in favor of Landlord and issued by a solvent, nationally recognized bank with a long term rating of BBB or higher, under the supervision of the Superintendent of Banks of the State of Washington, or a national banking association, in the amount of Five Hundred Seventy Four Thousand Five Hundred Ninety Three and 88/100 ($574,593.88) (the “Letter of Credit Amount”).  The Letter of Credit shall (i) be “callable” at sight, irrevocable and unconditional, (ii) be maintained in effect, whether through renewal or extension, for the period from the Commencement Date and continuing until the date (the “LC Expiration Date”) that is one hundred twenty (120) days after the Expiration Date, and Tenant shall deliver a new Letter of Credit or certificate of renewal or extension to Landlord at least ninety (90) days prior to the expiration of the Letter of Credit then held by Landlord, without any action whatsoever on the part of Landlord, (iii) be fully assignable by Landlord, its successors and assigns, (iv) permit partial draws and multiple presentations and drawings, and (v) be otherwise subject to the Uniform Customs and Practices for Documentary Credits (1993 Revision) International Chamber of Commerce Publication #500.  The form and terms of the Letter of Credit and the bank issuing the same (the “Bank”) shall be acceptable to Landlord, in Landlord’s reasonable discretion.  Landlord, or its then managing agent, shall have the right to draw down an amount up to the face amount of the Letter of Credit if any of the following shall have occurred or be applicable:  (1) such amount is due to Landlord under the terms and conditions of this Lease as a result of an uncured Tenant default, or (2) Tenant has filed a voluntary petition under the U. S. Bankruptcy Code or any state bankruptcy code (collectively, “Bankruptcy Code”), or (3) an involuntary petition has been filed against Tenant under the Bankruptcy Code, or (4) the Bank has notified Landlord that the Letter of Credit will not be renewed or extended through the LC Expiration Date.  The Letter of Credit will be honored by the Bank regardless of whether Tenant disputes Landlord’s right to draw upon the Letter of Credit.

27.2Transfer of Letter of Credit by Landlord.  The Letter of Credit shall also provide that Landlord, its successors and assigns, may, at any time and without notice to Tenant and without first obtaining Tenant’s consent thereto, transfer (one or more times) all of its interest in and to the Letter of Credit by amendment thereto to another party, person or entity, regardless of whether or not such transfer is separate from or as a part of the assignment that acquires Landlord’s interest in the Property and the Lease.  In the event of such transfer of Landlord’s interest in the Building and the Lease, Landlord shall transfer the Letter of Credit, in whole, to the transferee and thereupon Landlord shall, without any further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the whole of said Letter of Credit to a new landlord.  In connection with any such transfer of the Letter of Credit by Landlord, Tenant shall, at Landlord’s sole cost and expense, execute and submit to the Bank such applications, documents and instruments as may be necessary to effectuate such transfer, and Landlord shall be responsible for paying the Bank’s transfer and processing fees in connection therewith.

27.3Maintenance of Letter of Credit by Tenant.  If, as a result of any drawing by Landlord on the Letter of Credit, the amount of the Letter of Credit shall be less than the Letter of Credit Amount, Tenant shall, within twenty (20) days thereafter, provide Landlord with additional letter(s) of credit in an amount equal to the deficiency, and any such additional letter(s) of credit shall comply with all of the provisions of this Article 27, and if Tenant fails to comply with the foregoing, notwithstanding anything to the contrary contained in Section 15.1 of this Lease, the same shall constitute an incurable Event of Default by Tenant.  Tenant further covenants and warrants that it will neither assign nor encumber the Letter of Credit or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.  Without limiting the generality of the foregoing, if the Letter of Credit expires earlier than the LC Expiration Date, Landlord will accept a renewal or replacement thereof (such renewal letter of credit to be in effect and delivered to Landlord, as applicable, not later than ninety (90) days prior to the expiration of the Letter of Credit), which shall be irrevocable and automatically renewable as above provided through the LC Expiration Date upon the same terms as the expiring Letter of Credit or such other terms as may be acceptable to Landlord in its reasonable discretion.  However, if the Letter of Credit is not timely renewed, or if Tenant fails to maintain the Letter of Credit in the amount and in accordance with the terms set forth in this Article 27, Landlord shall have the right to present the Letter of Credit to the Bank in accordance with the terms of this Article 27, and the proceeds of the Letter of Credit may be applied by Landlord against any Rent payable by Tenant under this Lease that is not paid when due and/or to pay for all losses and damages that Landlord has suffered as an Event of Default by Tenant under this Lease.  Any unused proceeds shall constitute the property of Landlord and need not be segregated from Landlord’s other assets.  Landlord agrees to pay to Tenant within thirty (30) days after the LC Expiration Date the amount of any proceeds of the Letter of Credit received by Landlord and not applied against any Rent payable by Tenant under this Lease that was not paid when due or used to pay for any losses and/or damages suffered by Landlord as a result of an  Event of Default by Tenant under this Lease; provided, however, that if prior to the LC Expiration Date a voluntary petition is filed by Tenant, or an involuntary petition is filed against Tenant by any of Tenant’s creditors, under the Bankruptcy Code, then Landlord shall not be obligated to make such payment in the amount of the unused Letter of Credit proceeds until either all preference issues relating to payments under this Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed.

27.4Landlord’s Right to Draw Upon Letter of Credit.  Tenant hereby acknowledges and agrees that Landlord is entering into this Lease (and any amendments thereto) in material reliance upon the ability of Landlord to draw upon the Letter of Credit upon the occurrence of an Event of Default on the part of Tenant under this Lease.  If Tenant shall breach any provision of this Lease or otherwise be in default hereunder beyond applicable notice and cure periods, Landlord may, but without obligation to do so, and without notice to Tenant, draw upon the Letter of Credit, in part or in whole, to cure any breach or default of Tenant and/or to compensate Landlord for any and all actual damages of any kind or nature sustained resulting from an Event of Default by Tenant.  The use, application or retention of the Letter of Credit, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by any applicable law, it being intended that Landlord shall not first be required to proceed against the Letter of Credit, and shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled.  Tenant agrees not to interfere in any way with payment to Landlord of the proceeds of the Letter of Credit, either prior to or following a “draw” by Landlord of any portion of the Letter of Credit, regardless of whether any dispute exists between Tenant and Landlord as to Landlord’s right to draw upon the Letter of Credit.  No condition or term of this Lease shall be deemed to render the Letter of Credit conditional to justify the issuer of the Letter of Credit in failing to honor a drawing upon such Letter of Credit in a timely manner.  Tenant agrees and acknowledges that (a) the Letter of Credit constitutes a separate and independent contract between Landlord and the Bank, (b) Tenant is not a third party beneficiary of such contract, (c) Tenant has no property interest whatsoever in the Letter of Credit or the proceeds thereof, and (d) in the event Tenant becomes a debtor under any chapter of the Bankruptcy Code, neither Tenant, any trustee, nor Tenant’s bankruptcy estate shall have any right to restrict or limit Landlord’s claim and/or rights to the Letter of Credit and/or the proceeds thereof by application of Section 502(b)(6) of the U. S. Bankruptcy Code or otherwise.

27.5Letter of Credit Not a Security Deposit.  Landlord and Tenant acknowledge and agree that in no event or circumstance shall the Letter of Credit or any renewal thereof or any proceeds thereof be (i) deemed to be or treated as a “security deposit” under Washington law.  The parties hereto (A) recite that the Letter of Credit is not intended to serve as a security deposit and any provisions of Washington law applicable to security deposits in the commercial context (“Security Deposit Laws”) shall have no applicability or relevancy thereto and (B) waive any and all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws.

27.6Reduction of the Letter of Credit Amount.  Provided that Tenant is not and has not been in default at any time under this Lease following expiration of applicable cure periods prior to the following dates, the Letter of Credit Amount shall be reduced by the amount of $100,000.00 on each anniversary of the Extension Date.  Landlord shall use commercially reasonable efforts to assist Tenant in amending or replacing the Letter of Credit to reflect any such reductions. In the event that Tenant fails to cure within the applicable cure period any default concerning the payment of Rent or any other payment obligation under this Lease, Landlord may elect to increase the Letter of Credit Amount to the original amount set forth in this Article 27, in which case Tenant shall, within ten (10) business days of demand, provide Landlord with additional letter(s) of credit in an amount equal to the deficiency  for the remainder of the Term, and there will be no further reductions of the Letter of Credit Amount. If Tenant fails to comply with the foregoing, notwithstanding anything to the contrary contained in Section 15.1 of this Lease, the same shall constitute an incurable Event of Default by Tenant.

8.Option to Terminate.  Effective as of the Surrender Date, Article 29, Option to Terminate, is hereby deleted in its entirety and the following is substituted therefor:

Tenant shall have the right, at its option, to terminate this Lease as of March 31, 2023 (the “Termination Date”) by giving Landlord notice to such effect (the "Termination Notice") not less than six (6) months before the Termination Date and paying the Termination Payment to Landlord on or before the Termination Date.  The Termination Payment shall be $670,984.38.  This option to terminate shall not be available to a subtenant of all or a portion of the Premises or an assignee (other than a Permitted Assignee, a Related Entity or a person or entity who acquired Tenant’s interest in this Amended and Restated Lease in a transaction approved by Landlord) unless otherwise agreed in writing by Landlord.  Except as provided in the preceding sentence, this option is intended to be personal to the specific Tenant entity named in the Lease.

9.Parking.  Effective as of the Surrender Date, Section 30.1 is hereby deleted in its entirety and the following is substituted therefor:

Section 30.1Parking.  Tenant shall have the right to use one (1) parking stall in the parking garage of the Building per each 1,450 rentable square feet of space in the Premises from time to time.  All such parking stalls shall be on a non-exclusive and unreserved basis.  Based on 36,091 rentable square feet of space in the Premises, Tenant shall have the right to use twenty five (25) parking stalls in the parking garage of the Building.  Tenant shall pay Landlord’s current rates from time to time during the Term for such parking stalls.  Landlord’s current rate for each such parking stall is $335.00 per month, or the amount then in effect.

11.Option to Extend.  Article 31, Special Provision as to Suite 2050, is hereby terminated and deleted from the Lease.

12.Option to Expand.  If Tenant requires additional space during the Extended Term, Tenant shall give Landlord not less than three (3) months prior notice to such effect (the “Expansion Notice”).  If contiguous space on the 21st Floor of the Building (the “Expansion Space”) is then vacant and available for lease or will be vacant and available for lease at the time the term as to such additional space would commence, then Landlord shall give Tenant notice of the availability of the Expansion Space (the “Offer Notice”) and the terms (including rent, tenant improvement allowance, if any, and any other concessions Landlord is then offering prospective tenants for similar lease terms) on which Landlord is willing to lease the Expansion Space to Tenant for a term which expires on the Extended Termination Date which in no event shall be less than thirty-six (36) months.  If there will be less than thirty-six (36) months remaining in the Extended Term for the Expansion Space the Option to Expand shall be void.  The commencement date as to the Expansion Space shall be three (3) months after Tenant gives the Expansion Notice to Landlord or after Landlord delivers the Expansion Space to Tenant, whichever is later.  To exercise its expansion right, Tenant must within ten (10) days after receipt of the Offer Notice give Landlord notice of its acceptance of Landlord’s offer to lease the Expansion Space to Tenant (the “Acceptance Notice”).  If Tenant gives the Acceptance Notice to Landlord within such ten (10) day period, then the Expansion Space shall be added to the Premises as of the commencement date as to the Expansion Space, the Fixed Rent shall be increased by an amount equal to the rent for the Expansion Space set forth in the Offer Notice, and Tenant’s Share shall be appropriately adjusted.  Landlord shall deliver possession of the Expansion Space to Tenant in its “AS IS” condition.

If at the time Tenant gives Landlord an Expansion Notice Landlord is engaged in ongoing negotiations with one or more prospective tenants to lease all or any part of the Expansion Space, then Landlord shall give notice to such effect to Tenant and Tenant may elect to either: (a) give Landlord a period of ninety (90) days from the date Tenant gives Landlord such Expansion Notice to complete such negotiations, or (b) if Landlord has made a Letter of Intent to one or more prospective tenants for space that includes all or any part of the Expansion Space (the “Third Party Premises”) and sets forth the term, rental rate, tenant improvements or tenant improvement allowance and other material economic terms of the proposed lease (the “Third Party Terms), then Tenant may elect to lease the Third Party Premises on the Third Party Terms by giving notice to such effect (the “Third Party Terms Acceptance Notice”) within two (2) business days of the date on which Landlord gives notice of the Third Party Terms to Tenant.  If Landlord has made a Letter of Intent to more than one such prospective tenant, then Landlord may select the Third Party Terms most favorable to Landlord as determined by Landlord in its sole discretion, and such Third Party Terms shall be set forth in Landlord’s notice of the Third Party Terms to Tenant.  Tenant acknowledges that the term as to the Third Party Premises may extend beyond the Expiration Date and that the Third Party Premises may include space in addition to the Expansion Space, and in which case Tenant shall be required to lease the entire Third Party Premises that includes space in addition to the Expansion Space.  If such negotiations do not result in a fully executed lease with one of such prospective tenants within such ninety (90) day period, then the Expansion Notice shall become effective in accordance with its original terms, except that the Expansion Space Commencement Date set forth in the Expansion Notice shall be postponed by ninety (90) days.

Landlord shall have the unrestricted right to lease all space on the 21st Floor of the Building unless and until Tenant gives Landlord an Expansion Notice at which time Landlord shall cease further efforts to lease the Expansion Space described in the Expansion Notice, except as otherwise provided in this Section.

13.  Brokers.  Landlord has retained Jones Lang LaSalle Americas, Inc. (“Landlord’s Agent”) as leasing agent in connection with this Amendment and Landlord will be solely responsible for any fee that may be payable to Landlord’s Agent.  Tenant has retained Kidder Mathews (“Tenant’s Broker”) as its agent in connection with this Amendment.  Landlord agrees to pay a commission to Tenant’s Broker pursuant to a separate agreement, provided however, that Landlord shall have no obligation to pay Tenant’s Broker for the final two (2) years of the Extended Term unless and until Tenant’s right to sooner terminate this Lease pursuant to Article 29 of the Lease, as amended hereby, has expired.  Each of Landlord and Tenant represents and warrants to the other that neither it nor its agents have dealt with any broker in connection with this Amendment other than Landlord’s Agent and Tenant’s Broker.  Each of Landlord and Tenant shall indemnify and hold the other party harmless from and against any and all losses which the indemnified party may incur by reason of any claim of or liability to any broker, finder or like agent (other than Landlord’s Agent and Tenant’s Broker) arising out of any dealings claimed to have occurred between the indemnifying party and the claimant in connection with this Amendment, and/or the above representation being false.

14.No Other Modifications.  Except as expressly amended herein, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.  There are no other promises, agreements, conditions, understandings, inducements, warranties or representations, written, express or implied, between the parties or their employees or agents with respect to this Amendment other than as set forth herein; and no prior agreements, understandings or representations pertaining to any matters shall be effective for any purpose.

[The remainder of this page is left intentionally blank.]

DATED the date and year first above written.

LANDLORD:

520 PIKE STREET, INC.,

a Delaware corporation

By:/s/ Michael B. Benner

Name: Michael B. Benner

Its: Vice President and Secretary

TENANT:

MARCHEX, INC.,
a Delaware corporation

By:/s/ Ethan Caldwell

Name: Ethan Caldwell

Its: CAO

EXHIBIT A-1

Legal Description

Lots 10 and 11, Block 18, Addition to the Town of Seattle, as laid out by A.A. Denny (commonly known as A.A. Denny’s 3rd Addition to the City of Seattle), according to the plat thereof recorded in Volume 1 of Plats, page 33, in King County, Washington, EXCEPT the southerly 10 feet of said Lot 11, condemned in King County Superior Court Cause No. 41394 for the widening of Pike Street, as provided by Ordinance No. 10051 of the City of Seattle.

SUBJECT TO AND TOGETHER WITH all rights and obligations granted and undertaken pursuant to: (a) Development and Parking Rights Agreement dated April 8, 1982 recorded under King County, Washington recording number 8204080464, as amended by agreements recorded under King County, Washington recording numbers 8208240318 and 8208240316, and as it may be further amended from time to time, and (b) Development Rights Agreement dated May 30, 1982 recorded under King County, Washington recording number 8208240314, as amended by agreement recorded under King County, Washington recording number 8208240316, and a Memorandum dated December 5, 1988 recorded under King County, Washington recording number 8812051221, and as it may be further amended from time to time.

EXHIBIT A-2

Floor Plan of the Premises

The floor plan which follows is intended solely to identify the general location of the Premises, and should not be used for any other purpose.  All areas, dimensions and locations are approximate, and any physical conditions indicated may not exist as shown.

EXHIBIT B

WORK LETTER

1.Proposed and Final Plans.

(a)Tenant shall cause to be prepared and delivered to Landlord, for Landlord’s approval, the following proposed drawings (“Proposed Plans”) for all improvements Tenant desires to complete or have completed in the Premises, as amended by this Amendment (the “Initial Installations”):

(i)Architectural drawings (consisting of demolition plans, floor construction plan, ceiling lighting and layout, power, and telephone plan).

(ii)Mechanical drawings (consisting of HVAC, sprinkler, electrical, telephone, and plumbing).  Mechanical drawings shall include a tabulation of connected electrical load and an analysis of anticipated electrical demand load.

(iii)Finish schedule (consisting of wall finishes and floor finishes and miscellaneous details).

(b)All architectural drawings shall be prepared at Tenant’s sole expense by a licensed architect employed by Tenant and approved by Landlord.  Tenant shall deliver two sets of reproducible architectural drawings to Landlord.  All mechanical drawings shall be prepared at Tenant’s sole expense by a licensed engineer designated by Landlord, whom Tenant shall employ.  Tenant shall reimburse Landlord for all reasonable out-of-pocket costs incurred by Landlord in reviewing the Proposed Plans.

(c)Within 10 business days after Landlord’s receipt of the architectural drawings, Landlord shall approve or disapprove such drawings, and if disapproved, Landlord shall advise Tenant of any changes or additional information required to obtain Landlord’s approval.

(d)Within 10 business days after receipt of mechanical drawings, Landlord shall approve or disapprove such drawings, and if disapproved, Landlord shall advise Tenant of any changes required to obtain Landlord’s approval.

(e)If Landlord disapproves of, or requests additional information regarding the Proposed Plans, Tenant shall, within 10 business days thereafter, revise the Proposed Plans disapproved by Landlord and resubmit such plans to Landlord or otherwise provide such additional information to Landlord.  Landlord shall, within 10 business days after receipt of Tenant’s revised plans, approve or disapprove such drawings, and if disapproved, Landlord shall advise Tenant of any additional changes which may be required to obtain Landlord’s approval.  If Landlord disapproves the revised plans specifying the reason therefor, or requests further additional information, Tenant shall, within 10 business days of receipt of Landlord’s required changes, revise such plans and resubmit them to Landlord or deliver to Landlord such further information as Landlord has requested.  Landlord shall, again within 10 business days after receipt of Tenant’s revised plans, approve or disapprove such drawings, and if disapproved, Landlord shall advise Tenant of further changes, if any, required for Landlord’s approval.  This process shall continue until Landlord has approved Tenant’s revised Proposed Plans.  “Final Plans” shall mean the Proposed Plans, as revised, which have been approved by Landlord and Tenant in writing.  Landlord agrees not to withhold or delay its approval unreasonably so long as such Initial Installations (i) are non-structural and do not affect any Building Systems, (ii) affect only the Premises and are not visible from outside of the Premises, (iii) do not affect the certificate of occupancy issued for the Building or the Premises, (iv) do not violate any Requirement, and (v) utilize Building Standard (as hereafter defined) or better quality materials and finishes.

(f)All Proposed Plans and Final Plans shall comply with all applicable Requirements.  Neither review nor approval by Landlord of the Proposed Plans and resulting Final Plans shall constitute a representation or warranty by Landlord that such plans either (i) are complete or suitable for their intended purpose, or (ii) comply with applicable Requirements, it being expressly agreed by Tenant that Landlord assumes no responsibility or liability whatsoever to Tenant or to any other person or entity for such completeness, suitability or compliance.  Tenant shall not make any changes in the Final Plans without Landlord’s prior approval, which shall not be unreasonably withheld or delayed; provided that Landlord may, in the exercise of its sole and absolute discretion, disapprove any proposed changes adversely affecting the Building’s structure, Building Systems (including intrabuilding network telephone cable), equipment or the appearance or value of the Building.

(g)Landlord, at Landlord’s sole expense, shall substantially complete the following work (the “Base Building Work”):

•	Renovate the 19th and 20th floor restrooms with Building standard finishes substantially similar to the restroom located on the 21st Floor;

•	Paint the ceiling grid and install Building standard ceiling tiles and lights in the Premises;
•	Install new window roller shades in the perimeter windows

Landlord agrees to use reasonable efforts to complete all such Base Building Work in the Premises on or within a reasonable time after the Effective Date, subject to Unavoidable Delay.

2.Performance of the Initial Installations.

(a)Filing of Final Plans, Permits.  Tenant, at its sole cost and expense, shall file the Final Plans with the Governmental Authorities having jurisdiction over the Initial Installations.  Tenant shall furnish Landlord with copies of all documents submitted to all such Governmental Authorities and with the authorizations to commence work and the permits for the Initial Installations issued by such Governmental Authorities.  Tenant shall not commence the Initial Installations until the required governmental authorizations for such work are obtained and delivered to Landlord.

(b)Landlord Approval of Contractors.  No later than 5 days following Landlord’s approval of the Final Plans, Tenant shall enter into a contract for construction of the Initial Installations with a general contractor acceptable to Landlord (the “General Contractor”).  The General Contractor shall be responsible for all required construction, management and supervision.  Tenant shall cause the Initial Installation to be performed in an expeditious manner and shall be substantially completed as soon as reasonably practical.  In addition, Tenant shall only utilize for purposes of mechanical, electrical, structural, sprinkler, fire and life safety those contractors as specifically designated by Landlord (collectively, the “Essential Subs”), which list of Essential Subs shall include 3 names each for those Essential Subs engaged in mechanical, electrical or structural contracting and 1 Essential Sub for fire alarm and life safety.  Tenant shall submit to Landlord not less than 10 days prior to commencement of construction the following information and items:

(i)The names and addresses of the other subcontractors, and subsubcontractors (collectively, together with the General Contractor and Essential Subs, the “Tenant’s Contractors”) Tenant intends to employ in the construction of the Initial Installations.  Landlord shall have the right to approve or disapprove Tenant’s Contractors, and Tenant shall employ, as Tenant’s Contractors, only those persons or entities approved by Landlord.  All contractors and subcontractors engaged by or on behalf of Tenant for the Premises shall be licensed contractors, possessing good labor relations, capable of performing quality workmanship and working in harmony with Landlord’s contractors and subcontractors and with other contractors and subcontractors on the job site.  All work shall be coordinated with any general construction work in the Building.

(ii)The scheduled commencement date of construction, the estimated date of completion of construction work, and fixturing work by Tenant.

(iii)Itemized statement of estimated construction cost, including permits and fees, architectural, engineering, and contracting fees.

(iv)Certified copies of insurance policies or certificates of insurance as hereinafter described.  Tenant shall not permit Tenant’s Contractors to commence work until the required insurance has been obtained and certified copies of policies or certificates have been delivered to Landlord.

(c)Access to Premises.  Tenant, its employees, designers, contractors and workmen have possession of the Premises as of the Effective Date of this Amendment to construct the Initial Installations, provided that Tenant and its employees, agents, contractors, and suppliers engaged in the construction of the Initial Installations shall access the Premises via the Building freight elevator, work in harmony and not interfere with the performance of other work in the Building by Landlord, Landlord’s contractors, other tenants or occupants of the Building (whether or not the terms of their respective leases have commenced) or their contractors.  If at any time such entry shall cause, or in Landlord’s reasonable judgment threaten to cause, such disharmony or interference, Landlord shall impose such reasonable conditions upon 24 hours’ notice to Tenant, necessary to resolve such disturbance until it no longer exists.

(d)Landlord’s Right to Perform.  Landlord shall have the right, but not the obligation, to perform, on behalf of and for the account of Tenant, subject to reimbursement by Tenant, any of the Initial Installations which (i) Landlord reasonably deems necessary to be done on an emergency basis, (ii) pertains to structural components or the general Building systems, or (iii) pertains to the erection of temporary safety barricades or signs during construction. Except in case of emergency, Landlord shall give prior reasonable written notice to Tenant of its intention to perform such work.

(e)Warranties.  On completion of the Initial Installations, Tenant shall provide Landlord with copies of all warranties of at least one year duration on all the Initial Installations.  At Landlord’s request, Tenant shall enforce, at Tenant’s expense, all guarantees and warranties made and/or furnished to Tenant with respect to the Initial Installations.

(f)Protection of Building.  All work performed by Tenant shall be performed with a minimum of interference with other tenants and occupants of the Building and shall conform to the Rules and Regulations and those rules and regulations governing construction in the Building as Landlord or Landlord’s Agent may impose.  Tenant will take all reasonable and customary precautionary steps to protect its facilities and the facilities of others affected by the Initial Installations and to properly police same and Landlord shall have no responsibility for any loss by theft or otherwise.  Construction equipment and materials are to be located in confined areas and delivery and loading of equipment and materials shall be done at such reasonable locations and at such time as Landlord shall direct so as not to burden the operation of the Building.  Landlord shall advise Tenant in advance of any special delivery and loading dock requirements.  Tenant shall at all times keep the Premises and adjacent areas free from accumulations of waste materials or rubbish caused by its suppliers, contractors or workmen.  Landlord may require daily clean-up if required for fire prevention and life safety reasons or applicable laws and reserves the right to do clean-up at the expense of Tenant if Tenant fails to comply with Landlord’s cleanup requirements.  At the completion of the Initial Installations, Tenant’s Contractors shall forthwith remove all rubbish and all tools, equipment and surplus materials from and about the Premises and Building.  Any damage caused by Tenant’s Contractors to any portion of the Building or to any property of Landlord or other tenants shall be repaired forthwith after written notice from Landlord to its condition prior to such damage by Tenant at Tenant’s expense.

(g)Compliance by all Tenant Contractors.  Tenant shall impose and enforce all terms hereof on Tenant’s Contractors and its designers, architects and engineers.  Landlord shall have the right to order Tenant or any of Tenant’s Contractors, designers, architects or engineers who willfully violate the provisions of this Workletter to cease work and remove himself or itself and his or its equipment and employees from the Building.

(h)Accidents, Notice to Landlord.  Tenant’s Contractors shall assume responsibility for the prevention of accidents to its agents and employees and shall take all reasonable safety precautions with respect to the work to be performed and shall comply with all reasonable safety measures initiated by the Landlord and with all applicable Requirements for the safety of persons or property.  Tenant shall advise the Tenant’s Contractors to report to Landlord any injury to any of its agents or employees and shall furnish Landlord a copy of the accident report filed with its insurance carrier within 3 days of its occurrence.

(i)Required Insurance.  Tenant shall cause Tenant’s Contractors to secure, pay for, and maintain during the performance of the construction of the Initial Installations, insurance in the following minimum coverages and limits of liability:

(i)Workmen’s Compensation and Employer’s Liability Insurance as required by Requirements.

(ii)Commercial General Liability Insurance (including Owner’s and Contractors’ Protective Liability) in an amount not less than $2,000,000 per occurrence, whether involving bodily injury liability (or death resulting therefrom) or property damage liability or a combination thereof with a minimum aggregate limit of $2,000,000, and with umbrella coverage with limits not less than $10,000,000 (with respect to the General Contractor and $2,000,000 for the other Tenant Contractors).  Such insurance shall provide for explosion and collapse, completed operations coverage with a two-year extension after completion of the work, and broad form blanket contractual liability coverage and shall insure Tenant’s Contractors against any and all claims for bodily injury, including death resulting therefrom and damage to the property of others and arising from its operations under the contracts whether such operations are performed by Tenant’s Contractors, or by anyone directly or indirectly employed by any of them.

(iii)Business Automobile Liability Insurance, including the ownership, maintenance, and operation of any automotive equipment, owned, hired, or non-owned in an amount not less than $500,000 for each person in one accident, and $1,000,000 for injuries sustained by two or more persons in any one accident and property damage liability in an amount not less than $1,000,000 for each accident.  Such insurance shall insure Tenant’s Contractors against any and all claims for bodily injury, including death resulting therefrom, and damage to the property of others arising from its operations under the contracts, whether such operations are performed by Tenant’s Contractors, or by anyone directly or indirectly employed by any of them.

(iv)“All-risk” builder’s risk insurance upon the entire Initial Installations to the full insurance value thereof.  Such insurance shall include the interest of Landlord and Tenant (and their respective contractors and subcontractors of any tier to the extent of any insurable interest therein) in the Initial Installations and shall insure against the perils of fire and extended coverage and shall include “all-risk” builder’s risk insurance for physical loss or damage including, without duplication of coverage, theft, vandalism, and malicious mischief.  If portions of the Initial Installations are stored off the site of the Building or in transit to such site are not covered under such “all-risk” builder’s risk insurance, then Tenant shall effect and maintain similar property insurance on such portions of the Initial Installations.  Any loss insured under such “all-risk” builder’s risk insurance is to be adjusted with Landlord and Tenant and made payable to Landlord as trustee for the insureds, as their interest may appear, subject to the agreement reached by such parties in interest, or in the absence of any such agreement, then in accordance with a final, nonappealable order of a court of competent jurisdiction.  If after such loss no other special agreement is made, the decision to replace or not replace any such damaged the Initial Installations shall be made in accordance with the terms and provisions of the Lease including, this Workletter.  The waiver of subrogation provisions contained in the Lease shall apply to the “all-risk” builder’s risk insurance policy to be obtained by Tenant pursuant to this paragraph (iv).

All policies (except the Workmen’s Compensation policy) shall be endorsed to include as additional named insureds Landlord and its officers, employees, and agents, Landlord’s contractors, Landlord’s architect, Tishman Speyer Properties, L.P., any Mortgagees and Superior Lessors and such additional persons as Landlord may designate.  Such endorsements shall also provide that all additional insured parties shall be given 30 days’ prior written notice of any reduction, cancellation, or nonrenewal of coverage by certified mail, return receipt requested (except that 10 days’ notice shall be sufficient in the case of cancellation for nonpayment of premium) and shall provide that the insurance coverage afforded to the additional insured parties thereunder shall be primary to any insurance carried independently by such additional insured parties.  At Tenant’s request, Landlord shall furnish a list of names and addresses of parties to be named as additional insureds.  The insurance policies required hereunder shall be considered as the primary insurance and shall not call into contribution any insurance then maintained by Landlord.  Additionally, where applicable, such policy shall contain a cross liability and severability of interest clause.

To the fullest extent permitted by law, Tenant (and Tenant’s Contractors) shall indemnify and hold harmless the Indemnitees from and against all Losses necessitated by activities of the indemnifying party’s contractors, bodily injury to persons or damage to property of the Indemnitees arising out of or resulting from the performance of work by the indemnifying party or its contractors.  The foregoing indemnity shall be in addition to the insurance requirements set forth above and shall not be in discharge or substitution of the same, and shall not be limited in any way by any limitations on the amount or type of damages, compensation or benefits payable by or for Tenant’s Contractors under Workers’ or Workmen’s Compensation Acts, Disability Benefit Acts or other Employee Benefit Acts.

(j)Quality of Work.  The Initial Installations shall be constructed in a first-class workmanlike manner using only good grades of material and in compliance with the Final Plans, all insurance requirements, applicable laws and ordinances and rules and regulations of governmental departments or agencies and the rules and regulations adopted by Landlord for the Building.  The quality of the Initial Installation shall be equal to or of greater quality than those Building Standard Materials and Finishes; provided that Landlord shall have the right to require that Tenant not deviate from certain of the Building Standards.  If Tenant requests that it not be required to install a Building Standard suspended ceiling in all or any portion of the Premises, and in lieu thereof employ an “open” ceiling, Landlord reserves the right to require that Tenant install a Building Standard ceiling upon the expiration or earlier termination of the Term.

(k)“As-Built” Plans.  Upon completion of the Initial Installations, Tenant shall furnish Landlord with “as built” plans and air balance reports for the Premises, final waivers of lien for the Initial Installations, a detailed breakdown of the costs of the Initial Installations (which may be in the form of an owner’s affidavit) and evidence of payment reasonably satisfactory to Landlord, and an occupancy permit for the Premises.  The “as-built” plans shall be prepared on an AutoCAD Computer Assisted Drafting and Design System (or such other system or medium as Landlord may accept), using naming conventions issued by the American Institute of Architects in June, 1990 (or such other naming conventions as Landlord may accept) and magnetic computer media of such record drawings and specifications translated in DFX format or another format acceptable to Landlord.

(l)Mechanics’ Liens.  Tenant shall not permit any of the Tenant’s Contractors to place any lien upon the Building, and if any such lien is placed upon the Building, Tenant shall within 10 days of notice thereof, cause such lien to be discharged of record, by bonding or otherwise.  If Tenant shall fail to cause any such lien to be discharged, Landlord shall have the right to have such lien discharged and Landlord’s expense in so doing, including bond premiums, reasonable legal fees and filing fees, shall be immediately due and payable by Tenant.

(m)Permissible Improvements.  In connection with Tenant’s construction of the Initial Installations, Tenant may also, at its sole cost and expense, perform the work more particularly described on Schedule 1 attached hereto (the “Permissible Improvements”).

3.Payment of Costs of the Initial Installations.

(a)Subject to Landlord’s Contribution as provided in Paragraph 3(b) below, the Initial Installations shall be installed by Tenant at Tenant’s sole cost and expense.  The cost of the Initial Installations shall include, and Tenant agrees to pay Landlord for, the following costs (“Landlord’s Costs”):  (i) the cost of all work performed by Landlord on behalf of Tenant and for all materials and labor furnished on Tenant’s behalf, (ii) the cost of any services provided to Tenant or Tenant’s Contractors including but not limited to the cost for rubbish removal, hoisting, and utilities to the extent not included in general conditions charges by the general contractor, and (iii) a supervision fee equal to two and one half percent (2.5%) of the Landlord's Contribution, excluding the costs of preparing of Proposed Plans and Final Plans and any “soft costs” as defined below.  Landlord may render bills to Tenant monthly for Landlord’s Costs (provided that the supervision fee shall be billed based on the cost of the Initial Installations performed during the period in question).  All bills shall be due and payable no later than the 15th day after delivery of such bills to Tenant.

(b) Landlord shall pay to Tenant an amount not to exceed Landlord’s Contribution toward the cost of the Initial Installations, provided as of the date on which Landlord is required to make payment thereof, (i) the Lease is in full force and effect, and (ii) no Event of Default then exists.  Tenant shall pay all costs of the Initial Installations in excess of Landlord’s Contribution.  Landlord’s Contribution shall be payable solely on account of labor directly related to the Initial Installations and materials delivered to the Premises in connection with the Initial Installations, except that Tenant may apply up to 15% of Landlord’s Contribution to pay “soft costs”, consisting of architectural, consulting, engineering, permitting and legal fees, incurred in connection with the Initial Installations.  Upon the completion of the Initial Installations and satisfaction of the conditions set forth below, or upon the occurrence of the date which is twelve (12) months after the Extension Date, whichever first occurs, any amount of Landlord’s Contribution which has not been previously disbursed shall be credited by Landlord against Rent payable by Tenant under the Lease pursuant to Section 6 herein.

(c)Landlord shall pay Landlord’s Contribution to Tenant following the final completion of the Initial Installations, within 30 days after submission by Tenant to Landlord of a written requisition therefor, signed  by the chief financial officer of Tenant and accompanied by (i) copies of paid invoices covering all of the Initial Installations, (ii) a written certification from Tenant’s architect stating that the Initial Installations described on such invoices have been completed in accordance with the Final Plans, that such work has been paid in full by Tenant and that all contractors, subcontractors and material suppliers have delivered to Tenant final, unconditional waivers and releases of lien in the form prescribed by the Requirements with respect to such work (copies of which shall be included with such architect’s certification), (iii) proof of the satisfactory completion of all required inspections and the issuance of any required approvals and sign-offs by Governmental Authorities with respect thereto, (iv) final “as-built” plans and specifications for the Initial Installations as required pursuant to Section 2(k), and (v) such other documents and information as Landlord may reasonably request.

(d) If Tenant elects to perform the Initial Installation in two or more stages, then the amount of Landlord’s Contribution to be made available to Tenant in connection with each such stage (and subject to the limitations as set forth in Section 3(b), shall be in an amount equal to the product of (i) Landlord’s Contribution, and (ii) a fraction, the numerator of which is the rentable square footage of the portion of the Premises Tenant elects to so improve during such stage of construction and the denominator of which is the rentable square footage of the entire Premises.

4.Miscellaneous.

(a)All defined terms as used herein shall have the meanings ascribed to them in the Lease.

(b)Tenant agrees that, in connection with the Initial Installations and its use of the Premises prior to the commencement of the Extended Term of the Lease, Tenant shall have those duties and obligations with respect thereto that it has pursuant to the Lease during the Term, and further agrees that Landlord shall not be liable in any way for injury, loss, or damage which may occur to any of the Initial Installations or installations made in the Premises, or to any personal property placed therein, the same being at Tenant’s sole risk.

(c)Except as expressly set forth herein, Landlord has no other agreement with Tenant and Landlord has no other obligation to do any other work or pay any amounts with respect to the Premises.  Any other work in the Premises which may be permitted by Landlord pursuant to the terms and conditions of the Lease shall be done at Tenant’s sole cost and expense and in accordance with the terms and conditions of the Lease.

(d)This Workletter shall not be deemed applicable to any additional space added to the original Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions thereto in the event of a renewal or extension of the initial term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement thereto.

(e)The failure by Tenant to pay any monies due Landlord pursuant to this Workletter within the time period herein stated shall be deemed a default under the terms of the Lease for which Landlord shall be entitled to exercise all remedies available to Landlord for nonpayment of Rent.  All late payments shall bear interest pursuant to Section 15.6 of the Lease.

Schedule 1

Permissible Improvements

Tenant shall consult with the Building's mechanical engineer to develop a strategy for adequately cooling the Premises, as amended hereby. The cost to implement the Building mechanical engineer’s strategy shall be borne by Tenant and may be deducted from the Landlord’s Contribution.  Subject to Landlord’s approval of the Contractors and scope of work, Tenant shall have the right to relocate supplemental cooling units purchased and installed by Tenant on the 18th and 21st floors to the Premises, the costs of which such removal shall be borne by Tenant and may be deducted from the Landlord’s Contribution.

Physical improvements to the Premises and related soft costs (including actual, reasonable third party hard and soft costs, and permit fees to move the existing data room on the 18th floor and to build and install a data room(s) on the 19th and/or 20th floor) which will be borne by the Tenant and may be deducted from the Landlord’s Contribution.

Exhibit C

Form of Letter of Credit

______________________________
______________________________
______________________________
______________________________
Contact Phones: _________________

IRREVOCABLE LETTER OF CREDIT

_________________, 20__ Beneficiary: _______________________________ _______________________________ _______________________________ Attention: ______________________

Our irrevocable standby Letter of Credit:
No. _____________________________

Applicant:

_______________________________
_______________________________
_______________________________
Attention:  ______________________

Amount:  Exactly USD $____________ (________________________ Dollars)

Final Date of Expiration:  ___________[INSERT DATE WHICH IS ONE HUNDRED TWENTY (120) DAYS AFTER LEASE EXPIRATION DATE]

We (the “Bank”) hereby issue our irrevocable standby Letter of Credit No. ___________ in Beneficiary’s favor for the account of the above-referenced Applicant, in the aggregate amount of exactly USD $________________.

This Letter of Credit is available with us at our above office by presentation of your draft drawn on us at sight bearing the clause:  “Drawn under ______________ U.S. Bank National Association Letter of Credit No. ______________” and accompanied by the original of this Letter of Credit.  Such sight draft may be signed by Beneficiary or Beneficiary’s managing agent.

Special conditions:

Partial draws, as well as multiple presentations and drawings, under this Letter of Credit are permitted.  Notwithstanding anything to the contrary contained herein, this Letter of Credit shall expire permanently without renewal on _______________[INSERT DATE WHICH IS ONE HUNDRED TWENTY (120) DAYS AFTER LEASE EXPIRATION DATE].

This Letter of Credit shall be automatically extended for an additional period of one (1) year, without amendment, from the present or each future expiration date but in any event not beyond _____________[INSERT DATE WHICH IS ONE HUNDRED TWENTY (120) DAYS AFTER LEASE EXPIRATION DATE] which shall be the final expiration date of this Letter of Credit, unless, at least sixty (60) days prior to the then current expiration date, we notify you by registered mail/overnight courier service at the above address that this Letter of Credit will not be extended beyond the current expiration date.

We hereby agree with you that all drafts drawn under and in compliance with the terms of this Letter of Credit will be duly honored upon presentation to us on or before the expiration date of this Letter of Credit, regardless of whether Applicant disputes such presentation.

This Credit is transferable upon the terms set forth herein.  We hereby agree to transfer this Credit upon presentation to us of the original Credit (and any amendments hereto) and the Beneficiary's written request for transfer in the form of Exhibit A attached hereto and incorporated by reference.  Beneficiary may, at any time and without notice to Applicant and without first obtaining Applicant’s consent thereto, transfer all or any portion of Beneficiary’s interest in and to the Letter of Credit to another party, person or entity, regardless of whether or not such transfer is separate from or as a part of the assignment by Beneficiary of Beneficiary’s rights and interests in and to that certain lease agreement dated _________, by and between ____________, as landlord, and ____________, as tenant, for premises located at _________________, ________________, Washington.  The original of this Letter of Credit together with any amendments thereto must accompany any such transfer request.

Except so far as otherwise expressly stated, this Documentary Credit is subject to Uniform Customs and Practice for Documentary Credits, 2007 Revision, International Chamber Of Commerce Publication No. 600.

By:
Authorized signature

Please direct any correspondence including drawing or inquiry quoting our reference number to the above referenced address.

We shall not be liable for any delay, non-return of documents, non-payment, or other action or inaction compelled by a judicial order or by any law or regulation applicable to us.

U.S. Bank National Association

Draft
Authorized Signature	Authorized Signature, Applicant as authorization to issue in this form

TRANSFER OF LETTER OF CREDIT IN ITS ENTIRETY

EXHIBIT A TO STANDBY LETTER OF CREDIT NO. XXXXXXXXX

TO:	U.S. BANK NATIONAL ASSOCIATION 800 Nicollet Mall, BC-MN-H20G Minneapolis, Minnesota 55402 612-303-7321 / 612-303-7395	FROM:

Re:	Letter of Credit No.	Issued by:	U.S. Bank National Association

We, the undersigned beneficiary, hereby authorize and direct you to transfer irrevocably the referenced letter of credit in its entirety

To:
Whose Address is:

(Herein called the "transferee") with no changes in terms and conditions of the Letter of Credit.

We are returning the original instrument, including original amendments, if any, to you herewith in order that you may deliver it to the transferee together with your customary Letter of Transfer.

Any amendments to the Letter of Credit that you may issue or receive are to be advised by you directly to the transferee, and the documents (including drafts if required under the Credit) of the transferee are to be processed by you (or any intermediary) without our intervention and without any further responsibility on your part to us.

Issuer disclaims liability for any delay, non-return of documents, non-payment, or other action or inaction compelled by a judicial order or government regulation applicable to Issuer.

**The signature of the beneficiary with title as stated conforms with that on file with us and is authorized for the execution of such instruction.

	(Name of Bank)		(Name of Beneficiary)
By:
	(Address of Bank)		(Authorized Signature)
By:
	(Authorized Signature)		(Title)

	(Title)		(Telephone Number)
Date:
(Telephone Number)
Date: